Exhibit 107

Calculation of Filing Fee Tables

F-3
(Form Type)

EDAP TMS S.A.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)(4)		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Ordinary Shares, €0.13 nominal value per share(3)	Rule 457(o)					0.00014760
	Equity	Preferred shares	Rule 457(o)					0.00014760
	Other	Warrants	Rule 457(o)					0.00014760
						$51,012,502.50		0.00014760	$7,529.45
Carry Forward Securities
Carry Forward Securities
Carry forward Securities	Equity	Ordinary Shares, €0.13 nominal value per share(3)
	Equity	Preferred shares
	Other	Warrants
Carry Forward Securities			Rule 415(a)(6)			$73,987,497.50	(5)			Form F-3	333-255101	4/16/2021	$13,637.50
		Total Offering Amounts				$125,000,000			$7,529.45
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due							$7,529.45

(1)	There is being registered hereunder such indeterminate number of ordinary shares and preferred shares and such indeterminate number of warrants to purchase ordinary shares or preferred shares of one or more series, in any combination as shall have an aggregate initial offering price not to exceed US$125,000,000. Any securities registered by this Registration Statement may be sold separately or in combination with other securities registered hereunder. The proposed maximum initial offering price per security will be determined, from time to time, by the registrant in connection with the sale of the securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of ordinary shares as may be issued upon conversion of, or exchange for, preferred shares that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of ordinary shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	In United States dollars or the equivalent thereof as converted from euros.

(3)	Ordinary shares may be represented by American Depositary Shares. Such American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6POS (File No. 333-7314) and Form F-6EF (File No. 333-176843). Each American Depositary Share represents the right to receive one ordinary share.

(4)	Pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(5)	On April 7, 2021, we filed with the SEC a registration statement on Form F-3 (File No. 333-255101) utilizing a shelf registration process, which was declared effective on April 16, 2021 (the “2021 F-3”). Under this shelf registration process, we were initially entitled to, from time to time, sell up to $125,000,000 in the aggregate of ordinary shares, preferred shares, and warrants. Following sales made pursuant to prospectus supplements to the 2021 F-3, we have $73,987,497.50 worth of unsold securities left under the 2021 F-3.